UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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EVERGREEN RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        On May 20, 2004, Mark S. Sexton, President and Chief Executive Officer of Evergreen Resources, Inc. (the "Company"), sent a letter to the Wall Street Journal in which some of the terms of the proposed merger of the Company with a wholly owned subsidiary of Pioneer Natural Resources Company were discussed. Set forth below is the text of the letter.

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May 20, 2004

Via E-mail: steve-d.jones@wsj.com

Mr. Steve Jones
The Wall Street Journal

Dear Mr. Jones:

        I appreciate your giving me the opportunity to address your questions in connection with the strategic merger between Evergreen Resources Inc. and Pioneer Natural Resources Company.

        You asked about the negotiation process. Evergreen appointed a Transaction Committee of independent directors to negotiate the transaction, as well as appoint counsel and financial advisors. I was not a member of the committee, and neither was Mr. Sheffield. The committee was charged with exclusive responsibility to negotiate the terms of the transaction and improved both the price and consideration terms from the initial indications of interest from Pioneer. Our committee negotiated with two Pioneer executives other than Mr. Sheffield. I can't really comment on the details of Pioneer's internal process, but I know that during the period of most critical negotiations, Scott Sheffield was out of the country and never had any dealings with the Transaction Committee.

        We had discussions with one or more companies in the past. These companies were not invited to bid in an open auction, because this transaction is a strategic merger and not an outright sale of the company. We believe that this strategic merger is good for our employees as well as our shareholders, especially since our shareholders will realize a substantial portion of the value of our long-lived assets, while providing them access to Pioneer's high impact projects. Our cultures are very similar, and we expect that almost all of our employees will be offered jobs except the top three executives (who have signed non-compete agreements). The break-up fee under the Merger Agreement is $35 million, which is less than 2% of Evergreen's enterprise value and much lower than similar transactions. I believe strongly that the form of the transaction as a merger, as opposed to a tender offer, assures that any qualified buyer will have ample time to make a superior offer, if they are truly interested.

        Numerous metrics have been used to evaluate the purchase price of Evergreen. The $1.40 per Mcfe is just one metric. One analyst calculated the $1.40 per Mcfe as a premium to Evergreen's current net asset value. Analysts also agree that the unit reserve values are not precisely comparable because of present value differences due to long reserve life. Evergreen's reserve life is more than 30 years, which the market place has valued at a lower unit price than reserves that can be produced more rapidly. I believe that we did in fact receive a premium, especially based on cash flow multiples and the value paid per unit of current production. When comparing the Evergreen/Pioneer merger implied transaction value of $12,000 per daily Mcfe to the $7,600 per daily Mcfe for the Encana/Tom Brown acquisition, it appears that Evergreen received a very fair price. Also, the announcement of the Westport Resources Corporation and Tom Brown Inc. acquisitions, just prior to our deal, caused the prices of similarly situated companies to rise rapidly. The deal reflects an approximate 19% premium from our stock price 30 days before announcement.

        On a 2003 cash flow multiple, using the implied deal value for Evergreen of 12.3X versus the 8.9x multiple for Tom Brown, it again appears that the price received for Evergreen was fair and reasonable. Our Transaction Committee considered numerous factors in concluding to recommend this transaction, not just cash flow. Together with its investment advisor, it went through a traditional valuation analysis, as will be explained more completely when we file our proxy material with the Securities and Exchange Commission. We believe that this is a good transaction for our stockholders and that they will have the opportunity to continue a portion of their investment in the combined Pioneer Evergreen.

        I appreciate your permitting me to opportunity to respond to your questions.

        Sincerely,

        Evergreen Resources, Inc.

        Mark S. Sexton

        President & CEO

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Legal Information

        This filing contains forward-looking statements within the meaning of federal securities laws, including statements regarding, among other things, Evergreen's growth strategies; anticipated trends in Evergreen's business and its future results of operations; market conditions in the oil and gas industry; the ability of the company to make and integrate acquisitions; and the impact of government regulations. These forward-looking statements are based largely on Evergreen's expectations and are subject to a number of risks and uncertainties, many of which are beyond Evergreen's control. Actual results could differ materially from those implied by these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas collection, an increase in the cost of production and operations, an inability to meet projections, and/or changes in general economic conditions. In light of these and other risks and uncertainties of which Evergreen may be unaware or which Evergreen currently deems immaterial, there can be no assurance that actual results will be as projected in the forward-looking statements. These and other risks and uncertainties are described in more detail in Evergreen's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

        This filing also contains forward looking statements regarding Evergreen's proposed merger with a wholly owned subsidiary of Pioneer Natural Resources. Forward-looking statements relating to expectations about future results or events regarding the proposed merger are based upon information available to Evergreen as of today's date, and Evergreen does not assume any obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Pioneer, Evergreen or the combined company, and actual results may vary materially from the results and expectations discussed. For instance, although Pioneer and Evergreen have signed an agreement for a subsidiary of Pioneer to merge with Evergreen, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of each of Pioneer's and Evergreen's stockholders or government approvals or fail to satisfy conditions to closing. Additional risks and uncertainties related to the proposed merger include, but are not limited to, conditions in the financial markets relevant to the proposed merger, the successful integration of Evergreen into Pioneer's business, and each company's ability to compete in the highly competitive oil and gas exploration and production industry. The revenues, earnings and business prospects of Pioneer, Evergreen and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's and Evergreen's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are identified from time to time in Pioneer's and Evergreen's SEC reports and public announcements.

        The proposed merger of Evergreen with a wholly owned subsidiary of Pioneer will be submitted to each of Pioneer's and Evergreen's stockholders for their consideration, and Pioneer will file with the SEC a registration statement containing the joint proxy statement—prospectus to be used by Pioneer to solicit approval of its stockholders to issue additional stock in the merger and to be used by Evergreen to solicit the approval of its stockholders for the proposed merger. Pioneer and Evergreen will also file other documents concerning the proposed merger. You are urged to read the registration statement and the joint proxy statement—prospectus regarding the proposed merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement—prospectus including the registration statement, as well as other filings containing information about Evergreen at the SEC's Internet Site (http://www.sec.gov). Copies of the joint proxy statement—prospectus can also be obtained, without charge, by directing a request to Evergreen Resources, Inc., John B. Kelso, 1401 17th Street, Suite 1200, Denver, Colorado 80202, or via telephone at 303-298-8100.

        Evergreen and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Evergreen in connection with the proposed merger. Pioneer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pioneer in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement—prospectus regarding the proposed merger when it becomes available.